Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:                                                   Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Presents Company Update at the
ThinkEquity Partners Growth Conference

Waltham, MA — September 15, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today confirmed that it will present a Company overview at the ThinkEquity Partners Growth Conference in San Francisco on Tuesday, September 16, 2003 at 11:00 a.m., PDT.  William K. Heiden, President and Chief Operating Officer, will present for the Company.  The presentation will be audio webcast live and may be accessed for replay at http://www.praecis.com under “Investor Relations” through September 30, 2003.

At the conference, the Company will review the status of its Plenaxis™ program.  The Company continues to believe that its New Drug Application for Plenaxis™ will be approved by the United States Food and Drug Administration (FDA) for the treatment of advanced symptomatic prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate.  The anticipated FDA action date is November 26, 2003.  The Company is continuing to work with the FDA to determine the appropriate risk management plan for Plenaxis™.  The Company is finalizing preparations for the anticipated launch of Plenaxis™ in the United States with a dedicated urology focused sales force of approximately 50 people.  In addition, the Company continues to evaluate the potential for leveraging the Plenaxis™ sales force in the future by in-licensing other urology products.

The Company will also discuss the potential market opportunity for Plenaxis™.  The market for currently available hormonal therapies to treat prostate cancer is approximately $1.2 billion in the

United States.  The Company believes that the revenue opportunity for Plenaxis™, if approved, may represent 15% or more of this market.

The Company will then review the status of its Plenaxis™ filing in Europe.  The Company initiated the regulatory submission process for Plenaxis™ in the European Union with a submission in Germany in June 2003.  The Company expects an action by the German regulatory authorities during 2004 and will pursue wider European approval under the Mutual Recognition Procedure to market Plenaxis™ for the treatment of a broad population of hormonally responsive prostate cancer patients.  The Company continues to actively seek one or more marketing partners for the commercialization of Plenaxis™ in Europe and Japan.

The Company will also review the status of its clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma.  In June 2003, the Company initiated a Phase Ib clinical study of Apan, its drug candidate for the treatment of Alzheimer’s disease.  In this dose escalation study, Alzheimer’s disease patients are being treated with a single dose of Apan, with the goal of determining the maximum tolerated dose in patients.  The Company is planning a Phase Ic trial in which it will evaluate multiple doses of Apan in patients.  The Company is also on track to begin a Phase I clinical study of PPI-2458, its drug candidate for the treatment of non-Hodgkin’s lymphoma, during the fourth quarter of 2003.

Finally, the Company will discuss for the first time its proteomics-based biomarker discovery platform and the use of this technology in the near term in its endometriosis diagnostic program.  This technology platform uses liquid chromatography and mass spectrometry to reproducibly measure the relative abundance of many components in tissue samples.  Proprietary software is used to reduce billion point data sets which distinguish between normal subjects and disease sufferers.  The structures of the molecules having different abundances are then determined.  Utilizing this technology, the Company has developed the foundation for a commercial, non-invasive endometriosis diagnostic test based on the presence of unique proteins in the serum of disease sufferers.  The molecules so identified as being relevant to disease may also form the basis for new drug targets in endometriosis and other diseases.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis.  PRAECIS also has clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, and has other programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding the continued regulatory review by the United States Food and Drug Administration (FDA) of a New Drug Application for, and commercialization plans for and the revenue potential of, Plenaxis™ for the treatment of advanced symptomatic prostate cancer patients, the submission and review of a Marketing Authorisation Application in Europe for Plenaxis™ for the treatment of hormonally responsive prostate cancer, the continuation of the Company’s clinical program in Alzheimer’s disease, the initiation of a clinical trial for PPI-2458 for the treatment of non-Hodgkin’s lymphoma, and the Company’s proteomics-based biomarker discovery platform and its use in the Company’s endometriosis diagnostic program.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA or foreign regulatory authorities, the Company’s ability to hire a sales force and successfully carry out the commercialization planning process, delays in manufacturing or FDA approval of manufacturing sites, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the Company’s ability to enter into corporate collaborations on acceptable terms, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.